EXHIBIT 99.4

ADDITIONAL IMPORTANT INFORMATION

This document is provided for informational purposes only and is not an offer to purchase nor a solicitation of an offer to sell shares of Medafor or CryoLife. Subject to future developments, CryoLife may file a registration statement and/or tender offer documents and/or proxy statement with the SEC in connection with the proposed combination. Shareholders should read those filings, and any other filings made by CryoLife with the SEC in connection with the combination, as they will contain important information. Those documents, if and when filed, as well as CryoLife’s other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at CryoLife’s website at www.cryolife.com.

Protecting CryoLife’s Rights – An Overview of the Litigation Against Medafor

The truth about CryoLife’s lawsuit against Medafor:  CryoLife filed a lawsuit against Medafor to protect its rights and the rights of its shareholders after repeated failures on the part of Medafor management to honor Medafor’s commitments under the exclusive distribution agreement (“EDA”) it entered into with CryoLife.  After considering the chronology of events leading up to the lawsuit, it is clear that Medafor’s claim that CryoLife filed its lawsuit to pressure Medafor into selling the company is simply not true.  To the contrary, CryoLife’s offers to purchase Medafor were part of its efforts to address Medafor’s transgressions by finding a business solution that both protected CryoLife’s rights and created value for CryoLife and Medafor shareholders without forcing CryoLife to engage in costly litigation.  A review of CryoLife’s actions makes it clear that suing Medafor was the last resort.

Medafor’s History of Misrepresentations and Contractual Breaches of the EDA:  CryoLife’s problems with Medafor started almost immediately after the execution of the EDA for HemoStase in April 2008.  Within a month after the EDA was signed, it became apparent to CryoLife that Medafor was either unwilling or unable to follow through on the promises it made and contractual obligations it undertook in the EDA.  Specifically, CryoLife discovered various misrepresentations and contractual breaches by Medafor, including the following:

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Medafor was selling directly and indirectly into CryoLife’s exclusive fields and territories.  As a result, CryoLife has reduced sales and profits.  At the same time, these sales in violation of the EDA have artificially increased Medafor’s reported sales.   These inappropriate sales into CryoLife’s exclusive fields and territories continue to this date.

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Medafor contracted to make certain territories exclusive to CryoLife that were in fact subject to pre-existing agreements between Medafor and other distributors.  As a result, CryoLife received letters from these distributors claiming that they have the rights to territories that Medafor committed to CryoLife in the EDA and threatening to sue CryoLife for violating those rights.

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Medafor is failing to protect the intellectual property that supports HemoStase.  The EDA requires Medafor to protect the intellectual property that supports HemoStase.  Early in the relationship, however, CryoLife became aware of several potential infringements of this intellectual property which it believed could potentially deprive Medafor and CryoLife of product sales and related profits, as well as diminish Medafor and CryoLife shareholder value.  Indeed, earlier this year, CryoLife alerted Medafor to yet another potential infringement.  In each instance, CryoLife implored Medafor to take action against these IP infringements.  In breach of the EDA, Medafor has refused to take appropriate action.

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Medafor is failing to help CryoLife obtain regulatory approval for HemoStase in other markets around the world.  CryoLife’s sales of HemoStase have been hindered by Medafor’s failure to abide by its obligation in the EDA to appropriately assist CryoLife in obtaining necessary regulatory approvals for HemoStase.  This failure has reduced the value of the distribution agreement to CryoLife and will ultimately reduce the sales that Medafor can realize under the EDA.

CryoLife diligently attempted to resolve the issues outside of Court.  Before filing its lawsuit in April 2009, CryoLife spent many months diligently attempting to constructively resolve the issues concerning Medafor’s misrepresentations and contractual breaches.  During this time, CryoLife reached out to Medafor management—through numerous conversations, in-person meetings, emails, and letters—to bring these issues to its attention, in the hopes of finding a solution.  Unfortunately, all of CryoLife’s attempts to resolve its differences with Medafor management were unsuccessful.  Medafor persisted in making misrepresentations to CryoLife and in breaching the EDA, including in the ways outlined above.

CryoLife proposed an acquisition of Medafor in order to resolve the dispute and unlock the full potential of HemoStase.  In order to try and resolve the companies’ differences related to the EDA, unlock the true and full potential of HemoStase, and create value for both Medafor and CryoLife shareholders, CryoLife offered to enter into negotiations to purchase Medafor and combine the two companies in November 2008 and again in February 2009.  Medafor rejected both of these offers.

No alternative to litigation.  CryoLife tried repeatedly to resolve the issues related to the EDA through negotiations.  After these attempts failed, CryoLife had no alternative but to file suit in order to rectify Medafor’s past transgressions and ensure Medafor’s future compliance with the EDA.  After almost a year of effort in trying to resolve the problems amicably, CryoLife filed its lawsuit against Medafor, asserting claims based on Medafor’s contractual breaches and misrepresentations relating to the EDA.  Ultimately, CryoLife decided to file the lawsuit because it felt that it could not, in good conscience and given its fiduciary duty to its shareholders, stand by and watch Medafor continue to violate its rights under the EDA.  Since the lawsuit has been filed, Medafor’s breaches have persisted.

CryoLife remains committed to finding a business solution.  CryoLife will continue to act vigorously to protect its rights through the legal system, but remains committed to finding a business solution to its problems with Medafor.  In January 2010, CryoLife once again proposed to acquire Medafor, this time for $2.00 per share, to be paid in cash and CryoLife stock.  Medafor has rejected all attempts by CryoLife to engage in negotiations about its offer. Nevertheless, CryoLife remains committed to resolving its problems with Medafor while vigorously protecting its rights through the legal system.

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